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                              BALLANTYNE OF OMAHA, INC.
                                     1995 EMPLOYEE
                                 STOCK PURCHASE PLAN


1. DEFINITIONS

         The following terms shall have the meanings set forth below:

         (a) "Base Pay" shall mean an Eligible Employee's basic or regular compensation from the Corporation and its Subsidiaries, excluding overtime, shift premiums, incentive payments, commissions, bonuses and other non-basic compensation items.

         (b) "Board" shall mean the board of directors of the Corporation.

         (c) "Business Day" shall mean any day of the week other than Saturday or Sunday.

         (d) "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         (e) "Committee" shall have the meaning ascribed to that term in
Section 9.1 hereof.

         (f) "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.

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         (g) "Corporate Secretary" shall mean the Corporate Secretary of the
Corporation.

         (h) "Corporation" shall mean Ballantyne of Omaha, Inc., a Delaware corporation.

         (i) "Dispositive Act" shall have the meaning ascribed to that term in
Section 10.4 hereof.

         (j) "Eligible Employee" shall mean, as of any applicable Offering Date, each Employee who has been in the continuous employ of the Corporation or any of its Subsidiaries for at least ninety (90) days.

         (k) "Employee" shall mean each employee of the Corporation or any of its Subsidiaries including, but not limited to, executive officers and directors who are also employees of the Corporation and/or its Subsidiaries, provided that such employee's customary work week is more than twenty (20) hours per week.

         (l) "1933 Act" shall mean the Securities Act of 1933, as amended.

         (m) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.


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         (n) "Offering Date" shall mean the first Business Day in November in each of the years 1995 through 1999.

         (o) "Offering Period" shall mean each of the periods commencing on an Offering Date and ending on the Purchase Date in the year immediately following such Offering Date.

         (p) "Option" shall mean a right granted pursuant to the Plan to purchase Common Stock in an amount determined in accordance with the terms of the Plan.

         (q) "Participant", as it relates to an Offering Period, shall mean each Eligible Employee who has executed a subscription and payroll deduction agreement in accordance with Section 3.1 of the Plan.

         (r) "Plan" shall mean the Ballantyne of Omaha, Inc. 1995 Employee Stock Purchase Plan.

         (s) "Purchase Date" shall mean the last Business Day in October in each of the years 1996 through 2000.

         (t) "Stock Price", as of a specified date, shall mean the average of the highest and lowest market prices of a share of Common Stock on the American Stock Exchange on such date as reported in the Eastern Edition of THE WALL STREET


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JOURNAL, or if no trading of Common Stock is reported for that day, the next preceding day on which trading was so reported. In the event that the Common Stock is not then traded on the American Stock Exchange, the Stock Price shall be determined by reference to the principal market or exchange on which the Common Stock is then traded.

         (u) "Subsidiary" shall mean any corporation of which the Corporation, directly or indirectly, is the beneficial owner of fifty percent (50%) or more of the total voting power of all classes of its stock having voting power and which qualifies as a subsidiary corporation pursuant to Section 424 of the Code.

2. PURPOSE

         The purpose of the Plan is to provide a method by which Eligible Employees may purchase Common Stock on a discounted basis through payroll deductions. The Corporation believes that participation in the 1995 Plan provides Eligible Employees at all levels with a greater incentive to contribute to the success of the Corporation. It is the intention of the Corporation to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit


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participation in a manner consistent with the requirements of Section 423 of the
Code.

3. PARTICIPATION

         3.1 COMMENCEMENT OF PARTICIPATION. Prior to each Offering Date, the Corporation shall make subscription and payroll deduction agreements available to all Eligible Employees. To subscribe for Common Stock in connection with an Offering Period, an Eligible Employee must complete, execute and deliver a subscription and payroll deduction agreement to the Corporate Secretary prior to such Offering Date. Eligible Employees who desire to participate in a subsequent Offering Period under the Plan must execute and deliver a separate subscription and payroll deduction agreement to the Corporate Secretary.
Payroll deductions for a Participant shall commence on the applicable Offering Date when his or her subscription and payroll deduction agreement becomes effective and shall end on the Purchase Date to which such agreement is applicable unless sooner terminated as provided in Section 8.

         3.2 RESTRICTIONS ON PARTICIPATION. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an Option:


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         (a)  if, immediately after such grant, such Eligible Employee would for purposes of Section 423(b)(3) of the Code own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any Subsidiary (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Eligible Employee); or

         (b) which permits his or her rights to purchase stock under all employee stock purchase plans of the Corporation or any Subsidiary to accrue at a rate which pursuant to Section 423(b)(8) of the Code exceeds $25,000 of the fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

4. COMMON STOCK SUBJECT TO THE PLAN

         4.1 OFFERING PERIOD AMOUNTS. The maximum number of shares of Common Stock which may be sold pursuant to Options exercised under the Plan is 250,000, subject to adjustment upon changes in capitalization of the Corporation as provided in Section 4.3. The maximum number of shares of Common Stock purchasable by all Eligible Employees during an Offering Period, subject to adjustment upon changes in capitalization


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of the Corporation as provided in Section 4.3, shall be as follows:  (a) during the Offering Period ending in October 1996, 250,000 shares of Common Stock;
(b) during the Offering Period ending in October 1997, one-fourth of the shares of Common Stock remaining available for purchase under the Plan; (c) during the Offering Period ending in October 1998, one-third of the shares of Common Stock remaining available for purchase under the Plan; (d) during the Offering Period ending in October 1999, one-half of the shares of Common Stock remaining available for purchase under the Plan; and (e) during the Offering Period ending in October 2000, all of the shares of Common Stock remaining available for purchase under the Plan. In the event of an oversubscription for shares of Common Stock during any Offering Period, the Committee shall make a PRO RATA allocation of the shares of Common Stock available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the Corporation shall give written notice of such allocation to each Eligible Employee affected thereby and the surplus of the payroll deductions credited to the account of each such Eligible Employee shall be returned to him or her as promptly as possible.


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         4.2 SOURCE OF COMMON STOCK.  The Common Stock to be issued upon the exercise of Options shall be authorized and unissued shares of Common Stock. If for any reason shares of Common Stock as to which an Option has been granted cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance pursuant to Options.

         4.3 ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Corporation, if, while any Options are outstanding, the outstanding shares of Common Stock have increased, decreased, changed into or been exchanged for a different number or kind of shares or securities of the Corporation through reorganization, merger, subdivision, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend or similar transaction, the Committee may make appropriate and proportionate adjustments: (a) in the number and/or kind of shares which are subject to purchase under outstanding Options; (b) to the Stock Price applicable to such outstanding Options; and (c) the number and/or kind of shares which may be offered in each subsequent Offering Period. In no event, however, shall adjustments be made for the conversion of any convertible securities of the Corporation or the


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exercise of any option or warrant to purchase securities of the Corporation.

5. PAYROLL DEDUCTIONS

         5.1 AMOUNT OF DEDUCTION. At the time a Participant files his or her subscription and payroll deduction agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period at a rate not exceeding ten percent (10%) of his or her Base Pay as in effect on the Offering Date.

         5.2 PARTICIPANT'S ACCOUNT. All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payments into such account.

         5.3 CHANGES IN PAYROLL DEDUCTIONS. A Participant may withdraw from the Plan as provided in Section 8, or may decrease (but not increase) the rate of his or her payroll deductions a maximum of once during the Offering Period by completing and filing with the Corporate Secretary a new subscription and payroll deduction agreement. In the event a Participant elects to decrease the rate of his or her payroll deductions, such decrease shall become effective no later than fifteen (15) days after the Corporate Secretary's receipt of the new subscription and payroll deduction agreement.


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         5.4 FORM OF PAYMENT.  Payment for shares of Common Stock purchased under the Plan shall be made in United States dollars. Participants who are paid in foreign currency must make an arrangement with their employer to pay for shares of Common Stock purchased under the Plan in United States dollars.

6. GRANT OF OPTIONS

         6.1 ENTITLEMENT. On each Offering Date, each Participant shall be deemed to have been granted an Option by the Corporation to purchase that number of whole shares of Common Stock determined by dividing the aggregate amount of the Participant's payroll deductions which will be made during the Offering Period (not to exceed an amount equal to ten percent (10%) of his or her Base Pay during the Offering Period) by the lesser of: (a) eighty-five percent (85%) of the Stock Price on the Offering Date, or (b) eighty-five percent (85%) of the Stock Price on the Purchase Date; PROVIDED, HOWEVER, that, subject to Section 3.2(b), the maximum number of shares of Common Stock that can be purchased pursuant to any Option is one thousand (1,000).

         6.2 OPTION PRICE.  The per share price at which Common Stock will be
sold upon exercise of an Option shall be equal to the lesser of:   (a) eighty-
five percent (85%) of the


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Stock Price on the Offering Date, or (b) eighty-five percent (85%) of the Stock
Price on the Purchase Date.

7. EXERCISE OF OPTION

         7.1 AUTOMATIC EXERCISE. Unless a Participant gives written notice as hereinafter provided, his or her Option shall be deemed to have been exercised automatically on the Purchase Date for the maximum number of whole shares of Common Stock which may be purchased under such Option with the accumulated payroll deductions in his or her account on the Purchase Date, and any surplus cash in his or her account at that time will be returned to him or her, without interest, as promptly as practicable thereafter.

         7.2 FRACTIONAL SHARES. Fractional shares of Common Stock will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares of Common Stock will be returned to each Participant as promptly as practicable following the termination of an Offering Period without interest.

         7.3 EXERCISE OF OPTION. During a Participant's lifetime, Options held by such Participant shall be exercisable only by that Participant.


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         7.4 DELIVERY OF STOCK CERTIFICATES.  As promptly as practicable after the Purchase Date of each Offering Period, the Corporation will deliver to each Participant, one or more certificates representing the number of shares of Common Stock purchased upon exercise of his or her Option.

8. WITHDRAWAL

         8.1 GENERAL. A Participant may withdraw all, but not less than all, of the accumulated payroll deductions credited to his or her account under the Plan at any time prior to the Purchase Date by giving written notice to the Corporate Secretary. All of the Participant's payroll deductions credited to his or her account will be paid to him or her as promptly as practicable after receipt of his or her notice of withdrawal, and no further payroll deductions for the purchase of shares of Common Stock will be made during such Offering Period. The Corporation may, at its option, treat any attempt to borrow by a Participant on the security of his or her accumulated payroll deductions as an election to withdraw such deductions.

         8.2 EFFECT ON SUBSEQUENT PARTICIPATION. A withdrawal from the Plan by a Participant not subject to Section 16 of the 1934 Act will not have any effect upon his or her eligibility to participate in any succeeding Offering Period


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or in any similar plan which may hereafter be adopted by the Corporation.  Each
Participant subject to Section 16 of the 1934 Act who withdraws from the Plan must wait at least six (6) months from the date of his or her withdrawal before participating in the Plan again.

         8.3 TERMINATION OF EMPLOYMENT NOT ATTRIBUTABLE TO DEATH. Upon the termination of a Participant's employment for any reason other than death, such Participant shall elect, by written notice given to the Corporate Secretary within ten (10) Business Days of the effective date of his or her termination, either:

         (a) to be paid all of the payroll deductions credited to his or her account under the Plan, without interest, as promptly as practicable; or

         (b) to discontinue contributions to the Plan but remain a Participant.

In the event that no such written election shall be timely received by the Corporate Secretary, the Participant shall automatically be deemed to have elected, pursuant to clause (b) of this Section 8.3, to discontinue his or her contributions to the Plan but remain a Participant.


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         8.4 TERMINATION OF EMPLOYMENT DUE TO DEATH.  Upon the termination of a
Participant's employment because of his or her death, his or her beneficiary (as defined in Section 10.3) shall elect, by written notice given to the Corporate Secretary prior to the earlier of the Purchase Date or the expiration of a period of sixty (60) days commencing with the date of the death of the Participant, either:

         (a) to be paid all of the payroll deductions credited to such Participant's account under the Plan, without interest, as promptly as practicable; or

         (b) to exercise such Participant's Option on the Purchase Date next following the date of such Participant's death for the purchase of that number of whole shares of Common Stock which may be purchased at the applicable Stock Price with the accumulated payroll deductions in such Participant's account on the date of his or her death, and any surplus cash in such account will be returned to said beneficiary without interest as promptly as practicable after the Purchase Date.

In the event that no such written notice of election shall be timely received by the Corporate Secretary, the beneficiary shall automatically be deemed to have elected, pursuant to


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clause (b) of this Section 8.4, to exercise the deceased Participant's Option.

9.  ADMINISTRATION

         9.1 APPOINTMENT OF COMMITTEE. The Board shall appoint a committee (the "Committee") to administer the Plan, which shall consist of no less than two (2) members of the Board. The Plan shall be administered in a manner that assures all Participants the same rights and privileges. Members of the Committee who are Eligible Employees are permitted to participate in the Plan.

         9.2 AUTHORITY OF COMMITTEE. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

         9.3 RULES GOVERNING THE ADMINISTRATION OF THE COMMITTEE. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused,


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in the Committee.  The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

         9.4 LIABILITY. No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any Option granted thereunder.

10. MISCELLANEOUS

         10.1 STOCKHOLDERS' RIGHTS. A Participant will have no interest or voting right in the shares of Common Stock covered by his or her Option until such Option has been exercised.


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         10.2 REGISTRATION OF COMMON STOCK.  The shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Corporate Secretary prior to the Purchase Date applicable thereto, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

         10.3 DESIGNATION OF BENEFICIARY. A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash upon his or her death. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Corporate Secretary. Upon the death of a Participant and the receipt by the Corporation of proof of identity and existence at the time of such Participant's death of a beneficiary validly designated by him or her under the Plan, the Corporation shall deliver such shares of Common Stock and/or cash to such beneficiary. In the event that a beneficiary validly designated under the Plan by a Participant is not living at the time of such Participant's death, (a) the Corporation shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or (b) if no


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such executor or administrator has been appointed (to the knowledge of the
Corporation), the Corporation, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents of the Participant as the Corporation may designate. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the shares of Common Stock and/or cash credited to such Participant's account under the Plan.

         10.4 TRANSFERABILITY. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process (each a "Dispositive Act"), other than by will or the laws of descent and distribution. Any attempted Dispositive Act shall be without effect, except that the Corporation may treat such act as an election to withdraw from the Plan in accordance with Section 8.

         10.5 RESALE RESTRICTION. Each Participant subject to Section 16 of the 1934 Act who purchases shares of Common


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Stock under the Plan may not sell or otherwise transfer such shares of Common
Stock for at least six (6) months from the applicable Purchase Date.

         10.6 TREATMENT OF PROCEEDS. All payroll deductions and other amounts received or held by the Corporation under the Plan may be used by the Corporation or its Subsidiaries for any corporate purpose, and neither the Corporation nor any of its Subsidiaries shall be obligated to segregate such funds.

         10.7 NO INTEREST. No interest shall accrue on the payroll deductions or other amounts contributed by a Participant under the Plan.

         10.8 SECURITIES LAW REQUIREMENTS. The Corporation shall not be obligated to deliver any shares of Common Stock upon the exercise of an Option unless and until: (a) the Corporation and the Participant have taken all actions required to register such shares of Common Stock under the 1933 Act or perfect an exemption from the registration requirements thereof; (b) any applicable requirement of Nasdaq or any stock exchange on which the Common Stock is listed has been satisfied; and (c) any other applicable provision of state or Federal law has been satisfied. The Corporation shall be under no obligation to register the shares of Common


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Stock subject to the Plan under the 1933 Act or to effect compliance with the registration or qualification requirements of any state securities laws.

         10.9 TERMINATION AND AMENDMENT. The Board may, insofar as permitted by law, from time to time, with respect to any shares of Common Stock at the time not subject to Options, suspend or terminate the Plan or revise or amend the Plan in any respect whatsoever. However, unless the Board specifically otherwise provides, any revision or amendment that would cause the Plan to fail to comply with Rule 16b-3 under the 1934 Act, Section 423 of the Code or any other requirement of applicable law or regulation if such revision or amendment was not approved by the stockholders of the Corporation shall not be effective unless and until such approval is obtained. Furthermore, no suspension, termination or amendment of the Plan that would adversely affect the right of any Participant with respect to an Option previously granted will be effective without the written consent of the affected Participant.

         10.10 EFFECTIVE DATE. The Plan shall become effective as of November 1, 1995, subject to approval by the holders of the majority of the shares of Common Stock present and represented at a special and/or annual meeting of the


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stockholders held on or before such date.  If the Plan is not so approved, the
Plan shall not become effective.

         10.11 NO RIGHT TO CONTINUE EMPLOYMENT OR SERVICES. Nothing contained in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue to render services to the Corporation or its Subsidiaries; to continue as a director, officer or employee of the Corporation or its Subsidiaries; or affect the right of the Corporation, a Subsidiary, the Board, the board of directors of a Subsidiary, or the shareholders of the Corporation or a Subsidiary, as applicable, to terminate the directorship, office or employment, as the case may be, of any Participant at any time with or without cause, reason or justification.

         10.12 EFFECT OF PLAN. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

         10.13 REPORTS. Individual accounts will be maintained for each Participant. Statements of account will be furnished to each Participant within a reasonable period of


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time following each Purchase Date.  Each such statement shall set forth the aggregate amount of payroll deductions made on behalf of the Participant during the Offering Period, the Stock Price used to purchase shares of Common Stock, the number of shares of Common Stock purchased by such Participant, and the amount, if any, of the surplus cash not used to purchase shares of Common Stock on the Purchase Date.

         10.14 NOTICES. All notices or communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the individual, designated by the Corporation for the receipt thereof.

         10.15 GOVERNING LAW. The Plan and all actions taken thereunder shall be enforced, governed and construed by and interpreted under the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State without giving effect to the principles of conflict of laws thereof.

         10.16 HEADINGS. The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.


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         10.17 COSTS OF THE PLAN.  The costs and expenses of administering the
Plan shall be borne by the Corporation.

         10.18 OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Board from adopting other compensation arrangements, subject to stockholder approval if such approval is required. Such other arrangements may be either generally applicable or applicable only in specific cases.

         10.19 CORPORATE FLEXIBILITY. The existence of the Plan and the Options granted thereunder shall not affect or restrict in any way the right or power of the Board or the stockholders of the Corporation, in their sole and absolute discretion, to make, authorize or consummate any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, common stock, preferred or prior preference stock ahead of or affecting the Corporation's capital stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other grant of rights, issuance of securities, transaction, corporate act or proceeding and notwithstanding the fact that any such activity, proceeding, action,


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transaction or other event may have, or be expected to have, an impact (whether positive or negative) on the value of any Option.

11. EXECUTION

         To record the adoption of the Plan to read as set forth herein, the Company has caused the Plan to be signed by its President and attested by its Secretary on October 16, 1995.

                                  BALLANTYNE OF OMAHA, INC.

                                  By:
                                      ------------------------
                                     Ronald H. Echtenkamp
                                     President

ATTEST:

By:
   ----------------
   Brad French
   Secretary


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